Exhibit 99

RE: Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	FINANCIAL RELATIONS BOARD:
Richard L. Simons	John McNamara
Exec VP & CFO	General Inquiries
(607) 378-4202	(212) 445-8435

For Immediate Release

Thursday July 29, 2004

HARDINGE REPORTS SECOND QUARTER PROFIT OF $.04 PER SHARE

•                  Declares Quarterly Dividend of $.01 per share

ELMIRA, N.Y., July 29, 2004 — Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today reported a net profit of $.4 million, or $.04 per basic and diluted share, for the three months ended June 30, 2004, and $1.8 million, or $.20 per basic and diluted share for the year to date June 30, 2004 period.   Net income for the three month period ended June 30, 2003 was $.6 million, or $.07 per basic and diluted share and $.5 million, or $.06 per basic and diluted share for the six months ended June 30, 2003.  Net sales were $53.3 million for the second quarter of 2004, which was 12 percent above the $47.5 million of net sales achieved in the second quarter of 2003.  Net sales for the first six months of 2004 were $105.2 million, an increase of $16.9 million, or 19 percent, over the net sales of $88.4 million in the first six months of 2003.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “The positive results for the quarter and year to date are driven by improved sales across the world, with the largest increase coming from our base line products manufactured in Taiwan.  Our years of investment in Asia are now contributing substantially to our overall results.  Shipments of our grinding products made in Switzerland were down from the prior year as we had expected, which negatively affected our earnings for the second quarter.  However, we are very pleased that orders in the second quarter have increased in those products, and indeed, across all of our major product lines.  The quarter’s consolidated order rate of $59.5 million represents an increase of $9.0 million or 18 percent over the 2004 first quarter, indicating a positive trend.  Furthermore, it is the highest quarterly order rate we have had since the first quarter of 2001.”

more-

The following table summarizes the Company’s June 30, 2004 quarter-to-date and year-to-date sales by geographical region, with comparisons to the same periods in 2003:

	Three Months Ended June 30,			Six Months Ended June 30,
Sales to:	2004	2003	% Change	2004	2003	% Change
North America	$21,822	$19,746	11%	$41,551	$36,345	14%
Europe	20,232	18,737	8%	42,543	36,702	16%
Asia & Other	11,276	9,011	25%	21,153	15,349	38%
	$53,330	$47,494	12%	$105,247	$88,396	19%

Quarterly sales increased in each area of the world, with the largest increase coming in Asia, where sales in 2003 were negatively impacted by the slowdown in travel and commerce caused by the outbreak of SARS in China.  The Company’s expanding manufacturing base in Asia continues to help capture additional share in this expanding market.

The following table summarizes the Company’s orders for the three and six months ended June 30, 2004, which improved 32 percent and 28 percent, respectively, as compared to the same periods in 2003:

	Three Months Ended June 30,			Six Months Ended June 30,
Orders from Customers in:	2004	2003	% Change	2004	2003	% Change
North America	$23,283	$21,652	8%	$47,075	$41,269	14%
Europe	22,007	18,178	21%	39,638	30,785	29%
Asia & Other	14,176	5,390	163%	23,265	13,970	67%
	$59,466	$45,220	32%	$109,978	$86,024	28%

Orders in North America increased by 8 percent over last year as the Company participated in the general economic recovery within the U.S.  Orders in Europe rebounded from a very low first quarter on the strength of orders for the Company’s precision grinding products. Second quarter 2004 orders from Asian customers were very strong, while the comparison to the prior year is also significantly affected by the impact of SARS in 2003.

The Company’s June 30, 2004 backlog of $47.4 million was 39 percent above the June 30, 2003 backlog of $34.2 million and 15 percent above the $41.3 million backlog at March 31, 2004.   The higher backlog positions the Company for a higher sales level in the second half of the year.

The following table summarizes the Company’s sales by product category for the three and six months ended June 30, 2004, with comparisons to the same periods in 2003:

	Three Months Ended June 30,			Six Months Ended June 30,
Sales of:	2004	2003	% Change	2004	2003	% Change
Machines	$35,763	$31,597	13%	$71,794	$58,819	22%
Non-machine products & services	17,567	15,897	11%	33,453	29,577	13%
	$53,330	$47,494	12%	$105,247	$88,396	19%

Gross margin was 28.5 percent of net sales during the second quarter of 2004, as compared to 29.9 percent in the second quarter of 2003.  Much of the change was due to product mix as sales increased in our standard lines of machines and sales decreased in our higher end machines such as our grinding line.  Also, the 2004 margin percentage was impacted by a reduction in the utilization of our Swiss manufacturing facilities as production was running at a lower level than last year.  For the first half of 2004, gross margin was 29.5 percent of net sales, compared to 30.6 percent during the same period of 2003, with the reduction caused by the issues described above.

Selling, general and administrative (SG&A) expenses were $13.5 million, or 25.4 percent of net sales during the three months ended June 30, 2004, as compared to $12.6 million, or 26.5 percent of net sales, during the second quarter of 2003. For the first half of 2004, SG&A was $26.4 million, or 25.0 percent of net sales compared to $24.7 million, or 28.0 percent of net sales, during the same period of 2003.   The increase in the dollar amount of expenses on a year to year basis reflects volume related expenditures and increased promotional expenses.

Net income was reduced by the minority interest in the Company’s Taiwan operations by  $.5 million in the second quarter of 2004 compared to $.2 million in the same quarter of 2003.  For the six months ended June 30, 2004 and 2003, the elimination of minority interest was $.9 million and $.3 million, respectively.  This operation has accounted for a large part of Hardinge’s sales increase on a year to year basis and has generated increasing profits for the Company.

Mr. Ervin further commented, “We continue to be optimistic about our full year outlook.  The order rate during the quarter, especially the product and geographical breadth of the orders, gives us confidence that we will produce increases in year over year operational results.  Also, the increased shipment level has given us the ability to invest more in new product development and promotional activities that will help us into the future.”

“We look forward to the second half of the year when we will be exhibiting new products and a new corporate image at the biannual International Manufacturing Technology Show in Chicago in September.  Also, we are excited about the start of production in our new manufacturing facility in Shanghai, China, which will be in full operation by the beginning of the fourth quarter.” Mr. Ervin concluded.

The Company also announced that its Board of Directors has declared a cash dividend of $0.01 per share on the Company’s common stock.  The dividend is payable on September 10, 2004 to stockholders of record as of September 1, 2004.

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.fulldisclosure.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products.  The Company’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	June 30, 2004	Dec. 31, 2003
	(Unaudited)
Assets
Current assets:
Cash	$3,543	$4,739
Accounts receivable, net	49,201	44,660
Notes receivable, net	7,182	6,354
Inventories	89,863	87,064
Prepaid expenses	4,691	4,540
Total current assets	154,480	147,357

Property, plant and equipment:
Property, plant and equipment	164,063	162,926
Less accumulated depreciation	100,855	96,741
	63,208	66,185

Other assets:
Notes receivable	6,103	7,733
Deferred income taxes	133	131
Intangible pension asset	3,920	3,900
Goodwill	18,109	18,314
Other	2,097	2,087
	30,362	32,165

Total assets	$248,050	$245,707

	June 30, 2004	Dec. 31, 2003
	(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$17,041	$13,760
Notes payable to bank	2,688	624
Accrued expenses	16,135	18,224
Accrued income taxes	2,518	2,990
Deferred income taxes	3,452	3,477
Current portion long-term debt	4,884	5,002
Total current liabilities	46,718	44,077

Other liabilities:
Long-term debt	17,575	17,675
Accrued pension plan expense	21,101	23,693
Deferred income taxes	3,235	3,163
Accrued postretirement benefits	5,892	5,864
Derivative financial instruments	4,919	6,194
Other liabilities	3,490	2,267
	56,212	58,856

Equity of minority interest	4,606	3,688

Shareholders’ equity:
Preferred stock, Series A, par value $.01: Authorized - 2,000,000; issued - none
Common stock, $.01 par value:
Authorized shares - 20,000,000
Issued shares - 9,919,992 at June 30, 2004 and December 31, 2003	99	99
Additional paid-in capital	60,543	60,586
Retained earnings	95,847	94,150
Treasury shares - 1,073,459 at June 30, 2004 and 1,062,143 at December 31, 2003.	(13,920)	(13,843)
Accumulated other comprehensive loss	(759)	(393)
Deferred employee benefits	(1,296)	(1,513)
Total shareholders’ equity	140,514	139,086

Total liabilities and shareholders’ equity	$248,050	$245,707

HARDINGE INC AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In Thousands, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$53,330	$47,494	$105,247	$88,396
Cost of sales	38,107	33,270	74,152	61,375
Gross profit	15,223	14,224	31,095	27,021

Selling, general and administrative expenses	13,523	12,600	26,353	24,724
Income from operations	1,700	1,624	4,742	2,297

Interest expense	590	731	1,213	1,542
Interest (income)	(101)	(134)	(199)	(242)
Income before income taxes and minority interest in consolidated subsidiary and investment of equity company	1,211	1,027	3,728	997
Income taxes	332	239	1,025	233
Minority interest in (profit) of consolidated subsidiary	(523)	(224)	(918)	(317)
Profit in investment of equity company		16		36
Net income	$356	$580	$1,785	$483

Basic earnings per share	$.04	$.07	$.20	$.06
Weighted average number of common shares outstanding	8,735	8,708	8,748	8,698

Diluted earnings per share	$.04	$.07	$.20	$.06
Weighted average number of common shares outstanding	8,786	8,716	8,807	8,716

Other financial data:
Gross margin	28.5%	29.9%	29.5%	30.6%
Operating margin	3.2%	3.4%	4.5%	2.6%
Capital expenditures	$1,035	$417	$1,370	$866
Depreciation and amortization	$2,246	$2,178	$4,512	$4,276